ML Variable Series Funds, Inc.
Series Number: 1
File Number: 811-3290
CIK Number: 355916
Reserve Assets Fund
For the Period Ending: 06/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/22/2003	$371	Forrestal Funding Ms Tr	1.27%	02/03/2003
01/27/2003	356	Clipper Receivables Corp	1.33	01/28/2003
04/21/2003	384	Clipper Receivables Corp	1.26	06/06/2003
05/21/2003	400	Svenska Handelsbanken	1.26	06/26/2003